Exhibit 99.1

ALTRIA ANNOUNCES CASH TENDER OFFER

FOR ANY AND ALL OF ITS 9.700% NOTES DUE 2018

•	Altria commences a cash tender offer for any and all of its 9.700% Notes due 2018, in connection with which it expects to record a one-time, pre-tax charge against reported earnings in the first quarter of 2015.

•	Altria reaffirms its previously announced guidance for 2015 full-year adjusted diluted earnings per share (EPS) to be in the range of $2.75 to $2.80.

RICHMOND, Va. – February 26, 2015 – Altria Group, Inc. (Altria) (NYSE: MO) today announced that it is commencing a cash tender offer for any and all of its senior unsecured 9.700% Notes due 2018 (the “Notes”). Altria expects the tender offer to reduce ongoing interest expense, its weighted average coupon rate and debt scheduled to mature in the future. The tender offer will expire at 5:00 p.m., New York City time, on Wednesday, March 4, 2015, unless extended or earlier terminated by Altria (the “Expiration Time”).

The terms and conditions of the tender offer are described in the Offer to Purchase, dated February 26, 2015, the related Letter of Transmittal and the Notice of Guaranteed Delivery. The following table sets forth certain information relating to pricing for the tender offer.

Title of Securities	CUSIP Number	Outstanding Principal Amount	U.S. Treasury Reference Security	Fixed Spread (bps)	Bloomberg Reference Page
9.700% Notes due 2018	02209SAD5	$1,656,182,000	1.000% due 02/15/2018	65	FIT1

Upon the terms and subject to the conditions of the tender offer, all Notes validly tendered and not validly withdrawn at or prior to the Expiration Time will be accepted for purchase. Altria reserves the right to terminate or withdraw the tender offer for the Notes, subject to applicable law. In the event of a termination or withdrawal of the tender offer, Notes tendered and not accepted for purchase pursuant to the tender offer will be promptly returned to the tendering holders.

Holders who wish to be eligible to receive the Total Consideration (as defined below) must validly tender and not validly withdraw their Notes at any time at or prior to the Expiration Time. Tendered Notes may be withdrawn at any time at or prior to the earlier of (i) the Expiration Time, and (ii) if the tender offer is extended, the 10th business day after commencement of the tender offer. Notes subject to the tender offer may also be validly withdrawn in the event the tender offer has not been consummated within 60 business days after commencement.

The total consideration per $1,000 principal amount of the Notes (the “Total Consideration”) will be a price (calculated in accordance with standard market practice) determined as described in the Offer to Purchase by reference to a yield to maturity equal to the sum of (i) the yield to maturity for the United States Treasury (“UST”) Reference Security

specified in the table above, calculated based on the bid-side price of such UST Reference Security as of 11:00 a.m., New York City time, on Wednesday, March 4, 2015, plus (ii) a fixed spread of 65 basis points.

In addition, holders whose Notes are purchased in the tender offer will be paid accrued and unpaid interest on their purchased Notes from the last interest payment date up to, but not including, the payment date for such purchased Notes. Upon the terms and subject to the conditions of the tender offer, the settlement of the tender offer will occur promptly after the Expiration Time.

The tender offer is subject to the satisfaction or waiver of certain conditions, as specified in the Offer to Purchase.

Information Relating to the Tender Offer

Barclays Capital Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC are acting as the Dealer Managers for the tender offer. Investors with questions may contact Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect), Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect) and J.P. Morgan Securities LLC at (800) 834-4666 (toll-free) or (212) 834-4811 (collect). Global Bondholder Services Corporation is the Information Agent and Depositary and can be contacted at the following numbers: banks and brokers can call (212) 430-3774 (collect), and all others can call (866) 470-3900 (toll-free).

Copies of the Offer to Purchase, related Letter of Transmittal and Notice of Guaranteed Delivery are available at the following web address: http://www.gbsc-usa.com/Altria/

This press release is neither an offer to sell nor a solicitation of offers to buy any securities. The tender offer is being made only pursuant to the Offer to Purchase, related Letter of Transmittal and Notice of Guaranteed Delivery. The tender offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of Altria, the Dealer Managers, the Depositary, the Information Agent or the trustee for the Notes makes any recommendation in connection with the tender offer. Please refer to the Offer to Purchase for a description of offer terms, conditions, disclaimers and other information applicable to the tender offer.

2015 First Quarter Charge and Full-Year EPS Guidance

Altria expects to record a one-time, pre-tax charge against reported earnings in the first quarter of 2015, reflecting the loss on early extinguishment of debt related to the tender offer. The final pre-tax charge will depend upon the pricing and amount of Notes purchased in the tender offer (the “Charge”).

Altria reaffirms its previously announced guidance for 2015 full-year adjusted diluted EPS to be in the range of $2.75 to $2.80, which excludes the Charge as well as an approximate $0.02 per share provision that will be recorded by Philip Morris USA Inc. (“PM USA”) in the first quarter of 2015, related to PM USA’s previously announced tentative agreement to resolve approximately 415 pending federal Engle progeny cases. The 2015 full-year adjusted diluted EPS guidance range represents a growth rate of 7% to 9% from an adjusted diluted EPS base of $2.57 in 2014, which excluded the special items in the table below.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast.

Altria’s Adjusted Diluted Earnings Per Share

Full Year
2014
Reported diluted EPS	$2.56
NPM Adjustment Items	(0.03)
Loss on early extinguishment of debt	0.02
Asset impairment, exit, integration and acquisition-related costs	0.01
SABMiller special items	0.01
Tax items	(0.01)
Tobacco and health litigation items	0.01

Adjusted diluted EPS	$2.57

Non-GAAP Financial Measures

Altria reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). Altria’s management reviews certain financial results, including diluted EPS, on an adjusted basis, which exclude certain income and expense items that management believes are not part of underlying operations. These items may include, for example, loss on early extinguishment of debt, restructuring charges, SABMiller plc (“SABMiller”) special items, certain tax items, charges associated with tobacco and health litigation items, and settlements of, and determinations made in connection with, certain non-participating manufacturer (“NPM”) adjustment disputes (such settlements and determinations are referred to collectively as “NPM Adjustment Items”). Altria’s management does not view any of these special items to be part of Altria’s sustainable results as they may be highly variable, are difficult to predict and can distort underlying business trends and results. Altria’s management believes that these adjusted financial measures provide useful insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria’s management uses adjusted financial measures for planning, forecasting and evaluating business and financial performance, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP, and should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP.

Altria’s full-year adjusted diluted EPS guidance excludes the impact of certain income and expense items, including those items noted in the preceding paragraph. Altria’s management cannot estimate on a forward-looking basis the impact of these items on Altria’s reported diluted EPS because these items, which could be significant, are difficult to predict and may be highly variable. As a result, Altria does not provide a corresponding GAAP measure for, or reconciliation to, its adjusted diluted EPS guidance.

Altria’s Profile

Altria’s wholly-owned subsidiaries include PM USA, U.S. Smokeless Tobacco Company LLC (“USSTC”), John Middleton Co., Nu Mark LLC, Ste. Michelle Wine Estates Ltd. (“Ste. Michelle”) and Philip Morris Capital Corporation. Altria holds a continuing economic and voting interest in SABMiller.

The brand portfolios of Altria’s tobacco operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, MarkTen® and Green Smoke®. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle®, Columbia Crest®, 14 Hands® and Stag’s Leap Wine Cellars™, and it imports and markets Antinori®, Champagne Nicolas Feuillatte™, Torres® and Villa Maria Estate™ products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of Altria or its subsidiaries or are used with permission. More information about Altria is available at altria.com and on the Altria Investor app.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.

Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria’s publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2014.

These factors include the following: significant competition; changes in adult consumer preferences and demand for Altria’s operating companies’ products; fluctuations in raw material availability, quality and price; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third-party service providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; federal, state and local legislative activity, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.

Furthermore, the results of Altria’s tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop, manufacture, market and distribute products that appeal to adult tobacco consumers (including, where appropriate, through arrangements with, and investments in, third parties); to improve productivity; and to protect or enhance margins through cost savings and price increases.

Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the U.S. Food and Drug Administration. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies’ understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.

Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.

Source: Altria Group, Inc. Altria Client Services Investor Relations 804-484-8222	Altria Client Services Media Relations 804-484-8897

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